UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2014

chatAND, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54587	27-2761655
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5940 South Rainbow Blvd Las Vegas, NV	89118
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 618-1241

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 21, 2014, ChatAnd Tech, LLC (“Tech”), a wholly owned subsidiary of chatAND, Inc., entered into a Software Reseller Agreement (the “Agreement”) by and between Tech and TommiMedia, Inc. (“TommiMedia”), whereby TommiMedia granted Tech a limited, non-exclusive, non-transferable, revocable license to market, resell and distribute TommiMedia’s LiveAdvizor video chat call center software product. Per the terms of the Agreement, (i) Tech will be responsible to pay TommiMedia a monthly reseller fee of $15,000, payable upon the execution of the Agreement and, thereafter, on the monthly anniversary date of execution for up to five (5) monthly renewals, which renewals shall be automatic unless terminated pursuant to the terms of the Agreement, and (ii) the parties will share revenues generated by end-user subscription fees on a 60/40 basis, where 60% of the gross fees shall be payable to Tech and 40% of the gross fees shall be payable to TommiMedia, and where the end-user per month fee shall not be below $25.00, payable to TommiMedia. The Agreement contains customary, two way indemnification for third-party claims arising from the parties’ acts or omissions in connection with the Agreement, except that Tech will not be indemnified for intellectual property infringement claims attributable to changes in the software made by Tech and Tech will be solely responsible for any claims, warranties or representations made by Tech which differ from the warranties provided in the applicable end-user license agreement.

The Agreement is attached to this Current Report as Exhibit 10.1. All descriptions of the Agreement herein are qualified in their entirety by the text of Exhibit 10.1 hereto, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	ChatAnd Tech, LLC Software Reseller Agreement, dated May 21, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 28, 2014

CHATAND, INC.

By:	/s/ Michael Lebor
Name:	Michael Lebor
Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	ChatAnd Tech, LLC Software Reseller Agreement, dated May 21, 2014